Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-192988, 333-13605 and 333-173656) of PPG Industries, Inc. of our report dated June 23, 2014 relating to the financial statements of the PPG Industries Employee Savings Plan which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 23, 2014